UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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Montrose Environmental Group, Inc.

(Name of Registrant as Specified In Its Charter)

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Dear Stockholders of Montrose Environmental Group, Inc.,

On behalf of the Board of Directors (the “Board”) of Montrose Environmental Group, Inc., (the “Company”, “we”, “us”, or “our”), we are writing to encourage you to vote “FOR” each of our directors identified in Proposal 1, election of directors, and “FOR” Proposal 3, the advisory vote to approve the compensation of the Company’s named executive officers (“NEOs”) for fiscal year 2023 (the “Say-on-Pay Proposal”), at the Company’s 2024 Annual Meeting of Stockholders (the “Annual Meeting”), which will be held virtually on Tuesday, May 7, 2024, at 9:00 am, Central time, over the internet.

Please see the Compensation Discussion and Analysis (“CD&A”) beginning on page 52 of our definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on March 25, 2024 (the “Proxy Statement”) for a detailed discussion of our compensation practices and page 86 of the Proxy Statement for our Say-on-Pay Proposal.

For the reasons outlined below, and in the CD&A, the Board unanimously recommends that our stockholders vote “FOR” the election of each director nominee and “FOR” the Say-on-Pay Proposal.

If you have previously voted your shares in line with the recommendations of ISS and Glass Lewis, you may revoke a proxy and change your vote at any time before the polls close at the Annual Meeting. See page 97 of the Proxy Statement for additional information.

We are available to answer any questions you may have as you finalize your vote.

As summarized in the CD&A and Summary Compensation Table, there are compelling reasons to vote “FOR” all the ballot items at the Company’s Annual Meeting this year:

1.

Members of the Board and its Compensation Committee (the “Committee”) held robust engagements with stockholders representing approximately 60% of the Company’s outstanding shares and took decisive action in responsiveness to stockholder feedback.

➣

During these engagements, we solicited stockholder feedback on our corporate governance practices and the structure of our existing compensation program and discussed ISS’s recommendations at the 2023 Annual Meeting, which related to ISS’s policies on “Board responsiveness” and certain of our legacy governance provisions adopted in connection with our initial public offering (“IPO”).

➣

Based on the direct and valuable feedback we received from stockholders representing more than a majority of the Company’s shares, the Board has begun the process of implementing a series of governance enhancements that would begin phasing out certain of those legacy IPO-related governance provisions. Near and longer-term enhancements include: (i) proposing to adopt a majority vote standard with respect to amendments to the Company’s charter and bylaws; (ii) eliminating the current supermajority voting requirement; (iii) declassification of the Board; and (iv) reduced threshold for stockholders to call special meetings, all of which are outlined in detail on pages 11-12 of the Proxy Statement. Based on feedback to date, the Board’s plan has been almost unanimously well-received by our stockholders.

➣

Notably, ISS research did not raise any reservations about the Company’s legacy IPO-related governance provisions after reviewing our most recent disclosure regarding stockholder outreach, the Board’s plans for the governance enhancements discussed above, and our proactive responsiveness to our stockholders, each as discussed in the Proxy Statement.

2.

Glass Lewis recommends a vote against Robin Newmark and ISS recommends a vote against all director nominees, including our CEO, indicating that the Board has failed to respond to the lack of majority support for the re-election of Peter Graham at the 2023 annual meeting, despite the robust stockholder engagement efforts and disclosures.

➣

The Board and its Nominating and Corporate Governance Committee renominated Mr. Peter Graham in 2023, and continue to believe he is a valuable member of the Board and Chair of the Compensation Committee, because the issues for which his candidacy was questioned by ISS and Glass Lewis relate to matters that, as a Board, we stand behind as having been in the best interests of Montrose and its stockholders at the time those decisions were made. Specifically:

•

with respect to the corporate governance provisions, in implementing those prior to the IPO and maintaining them for the initial period thereafter, we employed what we believed was appropriate for a newly public company; and

•

with respect to the 2021 Award, in incenting our NEOs with equity awards that had extremely aggressive performance criteria, we approved awards that, if achieved at all, would have also rewarded our stockholders through significant appreciation in our common stock.

➣

As noted above, we are now in the process of unwinding many of the protective measures, including a proposal to remove the supermajority voting requirement at the Annual Meeting, and no equity awards were granted to our NEOs in 2023 in light of the scale of the 2021 Award, demonstrating not only Mr. Graham’s responsiveness to the views and expectations of our stockholders, but that of the Board as a whole.

➣

Despite our robust and concerted efforts to engage with our stockholders this past year, our transparency regarding the feedback received from those stockholders, and our disclosure of the Board’s plans to act on that stockholder feedback, both ISS and Glass Lewis cited a “lack of responsiveness” to stockholder feedback in explaining their recommendations against the election of certain of our directors and the Say-on-Pay Proposal, ignoring this overwhelming evidence to the contrary.

➣

ISS’s recommendation to withhold votes from Ms. Newmark and Mssrs. Fernandez de Castro and Manthripragada – two critical independent directors and a CEO – disregards the clear evidence of the Board’s stockholder engagement and responsiveness to the feedback as well as the significant governance evolution the Board has undertaken this year: We encourage stockholders to support all director nominees who have taken decisive action to enhance shareholder interests.

3.	ISS and Glass Lewis incorrectly recommended “AGAINST” our Say-on-Pay Proposal, contrary not only to the facts presented in the Proxy Statement, but even certain elements of their own research.

➣

ISS recommended against our Say-on-Pay Proposal despite highlighting in its report that the purported pay-for-performance misalignment in prior years was “sufficiently mitigated” since then, and that total compensation for our CEO, Vijay Manthripragada, decreased in 2023.

•	The CEO’s compensation, as reflected in the 2023 Summary Compensation Table, declined by 2.5%, or $50,000, from $1.97 million in 2022 to $1.92 million in 2023.

•	In all, ISS found pay-for-performance well aligned for two years in a row, having also highlighted alignment in its May 2023 research.

➣	Glass Lewis recommended against our Say-on-Pay Proposal, citing the same pay-for-performance misalignment that ISS deems mitigated.

•

Glass Lewis arrived at this erroneous conclusion by annualizing the aggregate 2021 long-term equity award to our CEO at approximately $11 million (the “2021 Award”) despite several performance thresholds embedded in these equity awards which have not yet been achieved. We believe that this annualization is misleading because (i) as discussed in greater detail below, the stock price hurdles attached to the stock appreciation rights (“SARSs”) granted under the 2021 Award begin at $133.58, which represents a multiple of 416% of our stock price on December 30, 2023 – as such, the SARs have very little current value to our CEO and other NEOs, (ii) basing the value of the restricted stock units (“RSUs”) granted as part of the 2021 Award, which have not yet been earned or vested, on the grant-date stock price artificially inflates the RSUs’ value by more than 50% compared to a valuation based on our stock price as of December 31, 2023, and (iii) our CEO’s actual compensation in 2023 was less than $2 million.

➣	In conclusion:

•

ISS recommended “AGAINST” the Company’s Say-on-Pay Proposal, despite our Board’s and the Committee’s robust efforts toward stockholder engagement and responsiveness, and well-aligned pay-for-performance in 2023; and

•

Glass Lewis recommended “AGAINST” the Say-on-Pay Proposal on an argument that relies on arbitrarily adding unrealized annual value from equity awards based on grant date values which is materially different from actual reported 2023 CEO pay and current value of 2021 Awards.

4.	Metrics for achievement of performance targets for 2021 awards are rigorous.

➣	The SARs granted to our NEOs as part of the 2021 Award have significant stock price hurdles that must be achieved in order for such SARs to be earned and vest.

➣

As stated above, these SARs have little current value given the Company’s current stock prices and the incredibly high thresholds that must be achieved before they are earned; the Committee utilized this SARs grant to incentivize management to generate stockholder value, and the 2021 SARs award will not be realized if management does not clear aggressive hurdles that directly translate to wealth creation for our stockholders (through a more than 400% appreciation in share price from December 31 ,2023).

➣

50% of the RSUs granted to our CEO are subject to performance criteria, as well as a 5-year vesting timeline, which requires the achievement of a specified adjusted EBITDA hurdle for the Company. Furthermore, the value of the RSUs as of December 31, 2023 was less than half of the value at the time of grant.

➣

True to the Company’s previously disclosed commitment, no equity awards were granted to the NEOs this year, and no “make whole” discretionary equity awards have been granted to an NEO by the Committee given the depreciation in value of the RSUs since the time of grant of the 2021 Award.

➣

For the future long-term executive compensation programs, the Committee has taken direct feedback from our stockholders as it deliberates on a future program that best incentivizes management to create value for our stockholders.

➣

Despite the fact our NEOs did not receive any equity awards in 2023, ISS and Glass Lewis assert that the Company did not make sufficient changes to the pay program despite ISS’s finding that 2023 executive compensation is well aligned, and the time for the Committee to deliberate and approve the new long-term incentive program is still forthcoming.

5.	Significant majority of NEO target pay is at-risk.

➣

At-risk officer pay is earned based on the achievement of long-term financial results. The underlying value of earned shares for all the long-term incentive opportunity reflects the value of stock at end of the performance/vesting period.

➣

The CEO’s 2023 target total direct compensation was weighted at 6% base salary and 94% at-risk pay in the form of incentives. Other NEOs, on average, were weighted at 9% base salary and 91% at-risk incentives.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

OUR STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH DIRECTOR NOMINEE AND

“FOR” PROPOSAL NO. 3 TO APPROVE THE ADVISORY VOTE ON THE COMPANY’S EXECUTIVE COMPENSATION

2023 was a pivotal year for the Board. It was an incredibly energizing and rewarding year as we spoke directly with stockholders representing approximately 60% of our shares. We acted on their feedback by proactively implementing a governance enhancement plan, which you can read about on p. 11 of the Proxy Statement, and the Committee and I are taking their feedback as we contemplate the next long-term incentive plan to motivate our great management team to out-perform and generate long-term value for our stockholders.

We ask that you vote “FOR” the election of each director nominee and “FOR” the Say-on-Pay Proposal at our Annual Meeting. Our Board has taken a major step forward by implementing significant, meaningful governance changes and committing to make further governance enhancements in the near future. And as noted above, the Committee is involving stockholder engagement as a vital component of our consideration of future compensation plans. Nonetheless, the proxy advisory firms have made recommendations that contradict the facts and ignore the extensive work that your Board has already done and has committed to in order to represent your interests.

Please note that the Proxy Statement contains other important additional information. We encourage you to carefully read this supplemental proxy material together with the Proxy Statement. The Proxy Statement, this supplemental proxy material, and our 2023 Annual Report are all available at www.proxydocs.com/MEG (using the control number included on your proxy materials such as your proxy card, your voting instruction form or your Notice of Availability of Proxy Materials), as well as on our website at www.montrose-env.com.

If you have already voted your shares and do not wish to change your vote, no further action is necessary. If you have not voted your shares, please vote as soon as possible. You can vote by Internet, by telephone or by mail using the instructions included on the proxy card or the Notice previously sent to you. If you have already voted your shares and you wish to change your vote on any matter, please refer to the disclosure in the Proxy Statement under “What if I Change My Mind After I Vote?” on page 97 for information on how to do so.

Sincerely,

Richard E. Perlman

Chairman of the Board of Directors